Exhibit 10.32

February 13, 2007

Mr. Rod Larson
Hand Delivery

Dear Rod:

We are pleased to offer the following compensation package for your assignment with Spandex Ltd. (the “Company”) in Brussels. Your appointment will be as President, Spandex Ltd. and Senior Vice President, Gerber Scientific, Inc., reporting to Marc Giles, President and Chief Executive Officer, Gerber Scientific, Inc. You will be entitled to the same Change in Control and Executive Severance benefits as your peers. The duration of this assignment is intended to be a minimum of three years, but less than five years.

This offer is contingent upon approval by the Management Development and Compensation Committee of the Board of Directors.

Salary

This agreement is effective July 1, 2007. Your annual base salary effective July 1, 2007 will be US$240,000. The expatriate compensation features of this agreement will begin when your family moves to Europe. From May 1, 2007 until July 1, 2007 you will continue as President of Gerber Coburn and be appointed Senior Vice President, Gerber Scientific, Inc., reporting to Marc Giles, President and Chief Executive Officer, Gerber Scientific, Inc.

Annual Bonus
For fiscal year 2008, you will be eligible for the Gerber Scientific, Inc. Executive Annual Incentive
Bonus Plan and your bonus target will be 50%, with a potential payout of between US$0 and US$240,000. The FY08 Bonus will be prorated between Gerber Coburn and Spandex based on your time in each organization.

Signing Incentives

You will receive the following incentives on the dates set forth below upon signing this Agreement:

1)
a stock Option granted pursuant to the 2066 Omnibus Incentive Plan to acquire 5000 shares of Company stock. The Option price (exercise price) for this stock Option shall be the closing price for Company stock on the NYSE on July 2, 2007. This date will also be the date on which vesting commences for the shares subject of the Option grant. Shares subject to this stock Option shall vest ratably over a consecutive 3 year period;

2)
a grant of Shares of Restricted Stock pursuant to the 2006 Omnibus Incentive Plan having a value (excluding fractional shares) equal to US$35,000 at the close of business on the NYSE on July 2, 2007. The vesting period for the Shares of Restricted Stock shall commence on July 2, 2007 and such Shares shall vest ratably over a consecutive 4 year period; and

3)
a check for US$65,000, less the dollar value of the Share of Restricted Stock granted under subparagraph (2) above at the price of the Company stock on the NYSE at the close of business on July 2, 2007, payable within one week thereof.

Transportation

You will be provided a Company car and related benefits consistent with the European Car Policy as amended from time to time.

Relocation

The Company will pay for your relocation of your household goods from Arizona to Brussels. The Company will reimburse you up to US$500 per month in management fees for renting your home in Arizona. In addition, you will receive a one-time relocation allowance of US$10,000.  The Company will reimburse you for one house hunting trip for you and your spouse and an additional trip including your three minor children. Stephen Lovass is arranging for relocation assistance. If you decide to sell your property in Phoenix, the Company will pay normal closing costs, including legal fees and a brokerage commission up to 6% reduced by any management fees previously reimbursed.

Repatriation

Your employment status with the Company will be governed exclusively by this Agreement. You and the Company agree that any dispute arising in connection with your employment as President of Spandex, Ltd. shall be exclusively subject to the laws of the State of Connecticut, the state courts of which shall be the exclusive forum for the prosecution of any claim arriving hereunder.

If the Company should terminate your employment for any reason (except for “Cause”, as defined under the Severance Policy for Senior Officers of Gerber Scientific, Inc. as amended from time to time), the Company will reimburse you for the reasonable costs of return transportation for you and your family, and for shipment of household effects back to Arizona; provided that the move out of foreign housing occurs within sixty (60) days of the date of termination. Any extension of time beyond that period will require advance written approval by me.

If you voluntarily resign from this assignment before July 1, 2010 for reasons other than Disability (as defined in the 2006 Omnibus Incentive Plan), then you will be solely responsible for your repatriation expense.

Vacation and Holiday

You will follow the Belgium vacation and holiday schedule.

Home Leave

The company will reimburse for two trips per year for you, your wife and your dependant children by economy class to the Untied State upon submission of appropriate receipts consistent with the Company’s travel and entertainment policy.

Medical Benefits

While employed by the Company, you, your wife and your eligible children will be covered by the Company’s international medical plan.

Schooling

During your assignment, the Company will reimburse you for tuition, up to 100% of the regular school year tuition, at The International School in Brussels, school bussing fees and application fees for private schooling for your children through high school.

Immigration

The Company will reimburse you for the fees for you and your family’s Belgian immigration and work permits. The Company will also reimburse you for French Language classes for you and your family.

Tax Preparation

At the Company’s expense, the accounting firm chosen by the Company will prepare United States and Belgian tax returns for the duration of your assignment, and for the year ending in which you are repatriated or otherwise terminate your employment with the Company. You are responsible for complying with all requests by the tax firm in this matter.

Equalization Sheet

You will receive standard cost equalization from Hartford, CT to Brussels, based on your family of five for one Auto, Housing, Goods and Services, according to AIRInc. You may elect to split your pay between Belgium and The U.S., provided that the Company’s Tax Director confirms that the ratio of the split will not create an unusual tax risk to Spandex or the Company. Taxes will be withheld from your compensation as if you were in Hartford and the Company will remit taxes, and any applicable social security and/or Medicare taxes or equivalent taxes on both jurisdictions with the understanding that the tax consequences of accepting this assignment will be as neutral as possible with respect to the total federal and state income and Medicare taxes that you would pay as resident of Hartford, CT.

Administrative

All expenditures related to your relocation assignment should be reported on a Company expense report form, together with original receipts. Any additional modifications, or changes to this Agreement shall be in writing, signed by me.

We are excited about our business opportunities in Spandex and the important leadership you will provide to our organization. Please acknowledge acceptance of our offer by signing below and returning a copy of this letter to me.

Sincerely,

/s/ Jay Wickliff

Jay Wickliff
Vice President, Global Human Resources

Accepted:  /s/ Rodney Larson    Date:  2/14/07